                                                                      Exhibit 12
                       COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                  Statements of Ratio of Earnings to Fixed Charges
                                   ($ in millions)


                                                                                  Twelve Months
                                                                                Ended December 31,
                                                                                ------------------
                                                             1999         1998         1997         1996         1995
                                                             ----         ----         ----         ----         ----
Consolidated Income (Loss) from Continuing Operations
 before Income Taxes                                         513.2        449.1        403.5        331.8       (645.6)

Adjustments:
  Interest during construction                                (2.8)        (2.1)        (3.0)        (1.1)       (20.2)
  Distributed (Undistributed) equity income                   (5.8)        (0.4)         3.6          1.5         (7.9)
  Fixed charges *                                            185.9        164.9        181.3        184.4      1,061.3
                                                             -----        -----        -----        -----      -------
    Earnings Available                                       690.5        611.5        585.4        516.6        387.6
                                                             -----        -----        -----        -----      -------

Fixed Charges:
  Interest on long-term and short-term debt                  152.9        145.4        145.6        150.8        987.2
  Other interest                                              15.0          1.8         15.2         13.5         53.6
  Portion of rentals representing interest                    18.0         17.7         20.5         20.1         20.5
                                                             -----        -----        -----        -----      -------
Total Fixed Charges **                                       185.9        164.9        181.3        184.4      1,061.3
                                                             -----        -----        -----        -----      -------
Ratio of Earnings to Fixed Charges                            3.71         3.71         3.23         2.80      N/A (a)
                                                             =====        =====        =====        =====      =======

     (a) To achieve a one-to-one coverage, the Corporation would need an additional $673.7 million of earnings in 1995.

      * Amounts for the twelve months ended December 31, 1995 through December 31, 1998 have been restated to conform to 1999 presentation.

     ** This amount includes interest expense of $982.9 million including the write-off of unamortized discounts on debentures recorded in 1995. Reference is made to the Statements of Consolidated Income for the twelve months ended December 31, 1995, as reported on Form 10-K and Note 2 of Notes to Consolidated Financial Statements of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995.